Filed Pursuant to Rule 433
                                                          File No. 333-129159-07


The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR(R) on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-803-9204.


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

                        THE SERIES 2006-AR6 CERTIFICATES

                             Initial          Pass-
                            Principal        Through
         Class              Balance(1)        Rate                Principal Types              Interest Types           CUSIP
------------------------------------------------------------------------------------------------------------------------------------
  Offered Certificates
Class I-A-1                   $17,795,000      (2)     Senior, Pass-Through                 Variable Rate       94983T AA 8
Class I-A-R                          $100      (2)     Senior, Sequential Pay               Variable Rate       94983T AB 6
Class II-A-1                 $140,625,000      (3)     Super Senior, Pass-Through           Variable Rate       94983T AC 4
Class II-A-2                  $16,238,000      (3)     Super Senior Support, Pass-Through   Variable Rate       94983T AD 2
Class III-A-1                $322,817,000      (4)     Super Senior, Pass-Through           Variable Rate       94983T AE 0
Class III-A-2                 $14,309,000      (4)     Super Senior Support, Pass-Through   Variable Rate       94983T AF 7
Class IV-A-1                  $78,017,000      (5)     Super Senior, Pass-Through           Variable Rate       94983T AG 5
Class IV-A-2                   $9,009,000      (5)     Super Senior Support, Pass-Through   Variable Rate       94983T AH 3
Class V-A-1                  $198,429,000      (6)     Super Senior, Pass-Through           Variable Rate       94983T AJ 9
Class V-A-2                    $8,795,000      (6)     Super Senior Support, Pass-Through   Variable Rate       94983T AK 6
Class VI-A-1                 $102,356,000      (7)     Super Senior, Pass-Through           Variable Rate       94983T AL 4
Class VI-A-2                  $11,819,000      (7)     Super Senior Support, Pass-Through   Variable Rate       94983T AM 2
Class VII-A-1                $768,781,000      (8)     Super Senior, Pass-Through           Variable Rate       94983T AN 0
Class VII-A-2                 $34,076,000      (8)     Super Senior Support, Pass-Through   Variable Rate       94983T AP 5
Class B-1                     $34,782,000      (9)     Subordinated                         Variable Rate       94983T AQ 3
Class B-2                      $9,810,000      (9)     Subordinated                         Variable Rate       94983T AR 1
Class B-3                      $6,243,000      (9)     Subordinated                         Variable Rate       94983T AS 9
  Non-Offered Certificates
Class B-4                      $3,568,000      (9)     Subordinated                         Variable Rate       94983T AT 7
Class B-5                      $2,675,000      (9)     Subordinated                         Variable Rate       94983T AU 4
Class B-6                      $3,572,555      (9)     Subordinated                         Variable Rate       94983T AV 2

(1)  Approximate. The initial principal balances are subject to adjustment.
(2) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the first loan group. For the initial distribution date in April 2006, this rate is expected to be approximately 5.164% per annum.
(3) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the second loan group. For the initial distribution date in April 2006, this rate is expected to be approximately 5.083% per annum.
(4) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the third loan group. For the initial distribution date in April 2006, this rate is expected to be approximately 5.096% per annum.
(5) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the fourth loan group. For the initial distribution date in April 2006, this rate is expected to be approximately 5.108% per annum.
(6) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the fifth loan group. For the initial distribution date in April 2006, this rate is expected to be approximately 5.110% per annum.
(7) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the sixth loan group. For the initial distribution date in April 2006, this rate is expected to be approximately 5.113% per annum.
(8) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the seventh loan group. For the initial distribution date in April 2006, this rate is expected to be approximately 5.111% per annum.
(9) The pass-through rate with respect to each distribution date will be a per annum rate equal to the weighted average of the net WACs of all loan groups. For the initial distribution date in April 2006, this rate is expected to be approximately 5.106% per annum.


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

Allocation of Amount to be Distributed on the Class A Certificates

Group I-A Certificates

         On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group I-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group I-A Certificates, sequentially, to the Class I-A-R and Class I-A-1 Certificates.

Group II-A Certificates

         On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group II-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group II-A Certificates, concurrently, to the Class II-A-1 and Class II-A-2 Certificates, pro rata.

Group III-A Certificates

         On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group III-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group III-A Certificates, concurrently, to the Class III-A-1 and Class III-A-2 Certificates, pro rata.

Group IV-A Certificates

         On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group IV-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group IV-A Certificates, concurrently, to the Class IV-A-1 and Class IV-A-2 Certificates, pro rata.

Group V-A Certificates

         On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group V-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group V-A Certificates, concurrently, to the Class V-A-1 and Class V-A-2 Certificates, pro rata.

Group VI-A Certificates

         On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group VI-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group VI-A Certificates, concurrently, to the Class VI-A-1 and Class VI-A-2 Certificates, pro rata.

Group VII-A Certificates

         On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group VII-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group VII-A Certificates, concurrently, to the Class VII-A-1 and Class VII-A-2 Certificates, pro rata.



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